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                                                                    EXHIBIT 11.0

CALCULATION OF SHARES USED IN DETERMINING NET INCOME PER COMMON SHARE(1)


                                               Years Ended December 31,
                                               ------------------------
                                            1996         1995          1994
                                            ----         ----          ----
Weighted average common stock
  outstanding during the period         21,212,080    21,944,116    18,441,389

Weighted average common stock
  equivalents                              952,146     1,459,942     1,480,225
                                        ----------    ----------    ----------
                                        22,164,226    23,404,058    19,921,614
                                        ==========    ==========    ==========

(1) Fully diluted net income per share has not been separately presented, as the amount would not be materially different from primary net income per share.